Exhibit 99.4

EXPRO GROUP HOLDINGS N.V.

INDUCEMENT AWARD

EMPLOYEE RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT including Exhibit A and Exhibit B, if applicable (this “Agreement”), evidences an award made as of the 1st day of October 2021 (the “Date of Grant”), between EXPRO GROUP HOLDINGS N.V., a limited liability company organized in the Netherlands (the “Company”), and ____________________________ (the “Employee”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.”

1. The Grant. Subject to the conditions set forth below, the Company hereby awards to Employee, effective as of the Date of Grant, an award consisting of an aggregate number of ________________ restricted stock units (the “Restricted Stock Units” or “RSUs”), whereby each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value €0.06 per share (“Common Stock”), plus the potential rights to Dividend Equivalents set forth in Section 3(e) hereof, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). The Award is an inducement material to Employee’s entry into employment within the meaning of New York Stock Exchange Rule 303A.08. The Award is granted outside of the Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated (the “Plan”), but shall be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Award were a restricted stock unit award granted under the Plan. Unless provided otherwise herein, the terms and conditions of the Plan applicable to an award of restricted stock units granted under the Plan are incorporated herein by this reference and made a part of this Agreement.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Cause” shall mean a determination by the Company or its employing affiliate (the “Employer”) that Employee (i) has engaged in gross negligence, incompetence, or misconduct in the performance of his or her duties with respect to the Employer or any of its affiliates; (ii) has failed to materially perform Employee’s duties and responsibilities to the Employer or any of its affiliates; (iii) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(b) “CIC Severance Plan” shall mean the Company’s Amended and Restated U.S. Executive Change-In-Control Severance Plan adopted on January 21, 2019, and any amendments or restatements of this plan.

(c) “Disability” shall have the meaning set forth in any written employment or consulting agreement between the Employer and Employee. If Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Disability” shall mean Employee being unable to perform Employee’s duties or fulfill Employee’s obligations under the terms of his or her employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months as determined by the Employer and certified in writing by a competent medical physician selected by the Employer.

(d) “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.

(e) “Involuntary Termination” shall mean a termination of Employee’s employment by the Company or an affiliate for a reason other than for Cause.

(f) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.

(g) “Special Vesting Agreement” means an agreement in which the Company, in its sole discretion, elects to permit some or all of Employee’s RSUs to continue vesting following Employee’s employment with the Company or with an affiliate, as applicable, in exchange for Employee’s strict compliance with designated post-termination conditions, as determined by the Company pursuant to a written agreement executed at the time the Participant’s termination of employment occurs.

3. Restricted Stock Units. By acceptance of this Restricted Stock Unit award, Employee agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Restricted Stock Units are restricted in that they may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise alienated or transferred, encumbered, or disposed of, and in the event of termination of Employee’s employment or service with the Company for any reason other than death or Disability, or, to the extent provided in Section 3(c) below, on account of an Involuntary Termination, Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment or services as provided in this Section 3(a) are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b) Lapse of Forfeiture Restrictions (Vesting). Provided that Employee has been continuously employed by the Company from the Date of Grant through the scheduled “Lapse (Vesting) Date” set forth in the following schedule, and in compliance with Exhibit A and all other agreements or obligations to the Company, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:

Lapse (Vesting) Date	Percentage of Total Number of RSUs as to Which Forfeiture Restrictions Lapse
February 22, 2023	33-1/3%
February 22, 2024	33-1/3%
February 22, 2025	33-1/3%

Except as provided in Subsection 3(c) below, the Company will issue one share of Common Stock to Employee on the date each RSU is scheduled to become vested under this Section 3(b). Any Restricted Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) (and any associated unvested dividend equivalents) shall be forfeited to the Company for no consideration as of the date of the termination of Employee’s employment with the Company.

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(c) Accelerated Vesting.

(1) Death. If Employee’s employment with the Company is terminated by reason of death, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective on the date such death occurs and Employee’s RSUs shall be settled in the manner provided under Section 3(d) below.

(2) Disability. If Employee’s employment with the Company is terminated by reason of Disability, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective as of the date of Employee’s “separation from service” (as defined under the Section 409A) and Employee’s RSU’s shall be settled in the manner provided under Section 3(d) below on the dates such awards were scheduled to become vested under Section 3(b) above.

(3) Change in Control. If a Change in Control occurs and Employee is a participant in the CIC Severance Plan, then the terms of Section 3 of such plan are hereby incorporated by reference into this Agreement. If Employee is not a participant in the CIC Severance Plan and his or her employment with the Company is terminated during the twenty-four (24) month period immediately following the date the Change in Control occurs due to an Involuntary Termination, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective as of the date of Employee’s “separation from service” (as defined under the Section 409A) and Employee’s RSUs shall be settled in the manner provided under Section 3(d) below.

(4) Involuntary Termination. If Employee’s employment with the Company is terminated due to an Involuntary Termination, then Company may, in its complete discretion, elect to enter into a Special Vesting Agreement with Employee pursuant to which the Forfeiture Restrictions shall not lapse upon such termination of employment, but instead this Award shall continue to remain outstanding and Employee will be treated, solely for purposes of satisfying the requirements for a lapse of Forfeiture Restrictions under Section 3(b), as continuing in the employment of the Company throughout the period during which he or she continuously satisfies the obligations set forth in Exhibit A attached hereto and incorporated herein by reference as part of this Agreement. As further condition to receiving any Special Vesting Agreement, Employee shall provide a release of all claims against the Company in a form acceptable to the Company, upon entering the Special Vesting Agreement, as well as upon the last date on which the Forfeiture Restrictions lapse, and also Employee must continuously comply with any other obligations to, or agreements with, the Company.

(d) Payments. Subject to compliance with all terms of this Agreement and Exhibit A, as soon as reasonably practicable after (i) each scheduled Lapse (Vesting) Date with respect to the specified number of Restricted Stock Units as provided in Section 3(b) hereof (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), (ii) the date of Employee’s death, or (iii) to the extent provided in Section 3(c)(4), the date Employee is Involuntarily Terminated, the Company shall cause to be issued to Employee with respect to each share of Common Stock covered by each such Restricted Stock Unit one share of Common Stock registered in Employee’s name. The Company shall deliver the shares of Common Stock in book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. Employee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on Employee’s behalf. In the event that all or part of the Restricted Stock Units granted pursuant to this Agreement provides for a deferral of compensation within the meaning of the Section 409A, it is the general intention, but not the obligation, of the Company to design this Award to comply with the Section 409A and such Award should be interpreted accordingly. Notwithstanding anything to the contrary contained herein, in the event that Employee is a “specified employee” (as defined under the Section 409A) when Employee becomes entitled to a payment or settlement under the Award which is subject to the Section 409A on account of a “separation from service” (as defined under the Section 409A), to the extent required by the Code, such payment shall not occur until

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the date that is six (6) months plus one (1) day from the date of such separation from service. Any amount that is otherwise payable within the six (6) month period described herein will be aggregated and paid in a lump sum without interest. Further, for purposes of the Section 409A, each payment or settlement of any portion of the Restricted Stock Units under this Agreement shall be treated as a separate payment of compensation.

(e) Dividend Equivalents. In the event the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, Employee holds Restricted Stock Units granted pursuant to this Agreement that have become vested pursuant to Section 3(c) hereof and have not been settled in accordance with Section 3(d) hereof, Employee shall be entitled to receive a payment, subject to compliance with all terms of this Agreement as well as Section 4 hereof, in respect of the number of shares of Common Stock relating to such vested Restricted Stock Units, with such Dividend Equivalent payment being made in the amount and form that such payment would have been made if, as of such record date, Employee actually held the underlying shares of Common Stock related to the portion of the vested Restricted Stock Units that have not been settled or forfeited as of such record date. Such Dividend Equivalent payment shall be made commensurate with the date the Company pays such dividend in respect of its outstanding shares of Common Stock (however, in no event shall the Dividend Equivalents be paid later than the earlier of thirty (30) days following, or the end of the calendar year that includes, the date on which the Company pays such dividends to its shareholders generally).

(f) Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees, in his or her capacity as an employee and equity holder in the Company, to the provisions of Exhibit A to this Agreement. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Exhibit A or any other similar obligations Employee has towards the Company under applicable law or other agreements (which includes any attempt to have any provision in Exhibit A or other similar obligations of Employee declared overbroad or unenforceable) (a “Restrictive Covenant Violation”) would be available but inadequate and the Company would suffer irreparable damages as a result of such a Restrictive Covenant Violation. In recognition of this fact, Employee agrees that, in the event of a Restrictive Covenant Violation, in addition to any remedies available to the Company under law, including damages and attorneys’ fees, remedies available the Company, without posting any bond, shall be to (i) cease making any dividend or other payments or providing any benefit otherwise required by this Agreement; (ii) terminate future vesting and cause forfeiture of all vested and unvested RSUs and Common Stock issued or issuable under this Agreement without consideration, (iii) cause forfeiture of the gross value of the Common Stock issued to Employee in the one (1) year period prior to the Restrictive Covenant Violation (determined as of the date such Common Stock was issued to Employee and using the Fair Market Value (as defined in the Plan) of the Common Stock on that date), (iv) receive repayment of any cash payments made to Employee with respect to the RSUs during the prior twelve (12) month period, (v) obtain a temporary restraining order, temporary or permanent injunction or (vi) specific performance or any other equitable remedy which may then be available.

(g) Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

4. Withholding of Tax. To the extent that the receipt of the Restricted Stock Units (or any Common Stock or dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions results in compensation, income or wages to Employee for federal, state, or local tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if

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Employee fails to do so (or if Employee instructs the Company to withhold cash or Common Stock to meet such obligation), the Company shall withhold from any cash or Common Stock remuneration (including withholding any shares of the Common Stock distributable to Employee under this Agreement) then or thereafter payable to Employee, any tax required to be withheld by reason of such resulting compensation income or wages. The Company is making no representation or warranty as to the tax consequences to Employee as a result of the receipt of the Restricted Stock Units, the treatment of dividend equivalents, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.

5. No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to Employee in settlement of the Award. Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable as stated in this Agreement.

6. Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback (i) to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002 or any regulations promulgated thereunder; (ii) to the extent provided by any policy or procedure adopted by the Company or any individual agreement between Employee and the Company; or (iii) pursuant to the terms of this Agreement in the event of a Restrictive Covenant Violation.

7. Employment Relationship. For purposes of this Agreement (except as otherwise provided in Section 3(c)(4) hereof), Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company or a Subsidiary. Without limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated employment or service with the Company at the time of the termination of the “Subsidiary” status of the entity or other organization that employs or engages Employee. Nothing in this Award shall confer upon Employee the right to continued employment by or service with the Company or affect in any way the right of the Company to terminate such employment or service at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, Employee’s employment by or service with the Company shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, in its sole discretion, and its determination shall be final.

8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail or other mail delivery method that provides a receipt, to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail or other mail delivery service that provides a receipt, to the General Counsel of Company at its principal executive offices.

9. Entire Agreement; Amendment. This Agreement (including Exhibit A and, if applicable, Exhibit B) and the documents incorporated by reference herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and constitute the entire agreement between Employee and the Company with respect to the subject matter of this Agreement, except as otherwise provided herein. This Agreement, including Exhibit A and, if applicable, Exhibit B, may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company or by any written agreement

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unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. The foregoing notwithstanding, this Agreement does not modify or replace in any way any obligations Employee has to the Company or its related entities, under any agreement or applicable law, for non-disclosure, non-competition, non-solicitation, or non-interference.

10. Severability. If any part of this Agreement, including Exhibit A and, if applicable, Exhibit B, is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of this Agreement and Exhibit A and, if applicable, Exhibit B which shall remain in full force and effect.

11. No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

12. Binding Effect; Survival. The provisions of Sections 3(f) and 6, and Exhibit A shall survive the lapse of the Forfeiture Restrictions without forfeiture. This Agreement and Exhibit A and, if applicable, Exhibit B shall be binding upon and shall inure to the benefit of the Company, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement and Exhibit A and, if applicable, Exhibit B are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company.

13. Governing Law/Forum/Jury Waiver. The Parties agree and acknowledge that this Agreement and Exhibit A and, if applicable, Exhibit B shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. With respect to any claim or dispute arising out of or related to this Agreement, Exhibit A or, if applicable, Exhibit B, the Parties hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in Harris County, Texas, unless another forum or venue is required by law. Both the Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, Exhibit A or, if applicable, Exhibit B, and consent to trial by the judge.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

EXPRO GROUP HOLDINGS N.V.

By:
Name:
Title:

EMPLOYEE

By:

Print Name:

SIGNATURE PAGE TO

INDUCEMENT AWARD

EMPLOYEE RESTRICTED STOCK UNIT (RSU) AGREEMENT

EXHIBIT A1

U.S. EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT

AGREEMENT

This U.S. Employee Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made and entered as of the _____ day of _______________, between __________________ (“Employee”) and Expro Americas, LLC (the “Company”) and for the benefit of the Company, Expro Group Holdings N.V. and their subsidiary and affiliated companies (collectively referred to as the “Company Group”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.” The Parties agree as follows:

1. Company Promise to Provide Access to Company Group Confidential Information and Goodwill. Employee recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Group’s employees and Company Relationships (defined below) including existing and prospective customers, suppliers, contractors, sub-contractors, and other business relationships and developing the Company Group’s reputation and goodwill. Employee further recognizes that the Company Group has further invested valuable time and resources to obtain and develop and protect the Company Group’s proprietary business information, trade secrets, know-how, and other Confidential Information (defined below). The protection of Confidential Information and Company Relationships is vital to the interests of the Company Group.

1.1. In exchange for Employee’s promises made in this Agreement, the Company promises to provide to Employee, consistent with Employee’s position, access to certain information regarding the business and activities of the Company Group. Employee acknowledges that he/she will have access to Confidential Information as well as Company Relationships while employed by the Company, including without limitation, any information and goodwill obtained by Employee during the course of Employee’s employment with the Company, concerning the business or affairs of the Company Group or that of its customers, suppliers, contractors, subcontractors, agents or representatives.

1.2. “Confidential Information” includes any information about the Company Group that has not been intentionally publicly disclosed by the Company Group. Confidential Information likewise includes all information provided to the Company Group by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives which has not been intentionally publicly disclosed by these persons or entities. While Employee is obligated to comply with all non-disclosure requirements in place with the Company Group’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company Group or Employee receives from or has access to regarding these third parties, regardless of whether the Company Group is contractually obligated to a third party to keep such information confidential. Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company Group, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, technology, know-how, secret or intellectual property right by any Company Group employee, Company Group customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data

[1]	Included for U.S. recipients.

relating to the Company Group, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes.

2. Employee Promise Not to Disclose Confidential Information. Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company Group’s business, valuable, special and/or a unique asset of the Company Group which belongs to the Company Group and gives the Company Group a competitive advantage. If this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company Group and cause the loss of certain competitive advantages. Employee promises he/she has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company Group, the Confidential Information described above and obtained by Employee as part of his/her employment with the Company. Employee acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Employee’s employment with the Company. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

3. Non-Disparagement. Employee agrees that he/she shall not at any time make, publish, or communicate to any person or entity or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

4. Non-Competition/Non-Solicitation/Non-Interference. Employee acknowledges that the highly competitive nature of the Company’s business, Employee’s position with the Company, and the Confidential Information, Company Relationships, training, and goodwill provided to Employee during his/her employment with the Company, support Employee’s promises not to compete with the Company, and not to solicit or interfere with the Company’s relationships with its customers and employees as stated below in the rest of this Section 4, during Employee’s employment with the Company and for 12 months following Employee’s separation from the Company (the “Restricted Period”) regardless of the reason for the separation, within the Restricted Area. For purposes of this Agreement, “Restricted Area,” is defined as follows: (a) the cities of Houston, Texas; Odessa, Texas; Midland, Texas; Aberdeen, Scotland; London, England; Stavanger, Norway; Oslo, Norway; Dubai, United Arab Emirates; Kuala Lumpur, Malaysia; and Singapore, (b) the geographic areas within a 50-mile radius of each of the foregoing cities, and (c) the Louisiana parishes of Iberia, Lafayette and Terrebonne.

4.1. Non-Competition. During the Restricted Period and in the Restricted Area, Employee will not engage in or carry on, directly or indirectly, a business similar to and competitive with the business of the Company or any other member of the Company Group for which Executive performs services, including any business engaged in: (i) well construction, well intervention integrity, subsea well access, well flow management and production solutions similar to those divisions of the Company Group that engage in such activities, (ii) the business conducted by any other Company Group divisions in operation during the Employment Term for which Executive has direct or indirect responsibility, and (iii) any other business involving the Company Group’s current and planned (future) business, bids, projects, contracts, and Company Relationships (the “Competing Business”). Accordingly, during the Restricted

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Period and in the Restricted Area, Employee will not, directly or indirectly, own, manage, operate, join, become employed or engaged by, partner in, control, participate in, be connected with, loan money or sell or lease equipment or property to, or otherwise be affiliated with any Competing Business. For further clarity, Competing Business shall include the design, sales, marketing, fabrication, installation, provision, rental, repair, or manufacturing of products or services similar to or functionally equivalent to those designed, sold, installed, repaired, fabricated, manufactured, produced, provided, rented, marketed or licensed by the Company. The foregoing notwithstanding, Employee may own less than 2% of the outstanding stock of any class for a Competing Business which sells its stock on a national securities exchange and if Employee is not involved in the management of such Competing Business. Further, Competing Business and Restricted Area, as defined above, shall not include any geographic areas, services, or products of the Company in which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information or Company Relationships during the last 12 months of Employee’s employment with the Company.

4.2. Non-Solicitation/Non-Interference of Employees/Contractors. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not, directly or indirectly, interfere with the Company’s relationship with, solicit or hire or otherwise encourage to change or leave their employment or contractor position with the Company, any person currently employed by or engaged as a contractor to the Company, and who was employed by or engaged by the Company during Employee’s employment with the Company. This restriction shall not include any current or potential employee or contractor of the Company for whom Employee had no responsibility, no involvement, and about whom he/she had no access to Confidential Information during his/her employment with the Company. This restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company employees or contractors.

4.3. Non-Solicitation/Non-Interference of Customers, Vendors, Suppliers. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not, directly or indirectly, solicit business of a similar nature to that provided by the Company from any customer of the Company, nor encourage or otherwise cause any current or potential customer, vendor or supplier of the Company, including those for the Company’s current or planned (future) projects, bids, or contracts, to cease or materially change their current or potential business relationship with the Company or otherwise attempt to interfere with these current or potential Company Relationships. For purposes of this Section, “current and potential customer, vendor or supplier” shall mean any entity or person with whom the Company has been pursuing a business relationship during Employee’s employment with the Company, and any “potential business relationship” shall mean any relationship pursued by the Company during Employee’s employment with the Company, including any current or planned (future) bids, projects or contracts. All of these relationships in the aggregate are defined as “Company Relationships.” This restriction shall not include any Company Relationship for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during his/her employment with the Company.

5. Intellectual Property. Employee assigns to the Company all right, title and interest Employee has or may acquire in and to any Intellectual Property that results from Employee’s efforts, either alone or jointly with others, during the period of Employee’s employment with the Company. “Intellectual Property” means any and all inventions, discoveries, developments, innovations, processes, designs, methods, technologies, formulae, models, research and development, patents, patent applications, trade secrets and other Confidential Information and works of authorship (including copyrightable works, copyrights and copyright applications), and improvements to any of the foregoing that, either alone or jointly with others: (a) result from any work performed on behalf of the Company, or from a research project suggested by the Company; (b) relate in any way to the existing or contemplated business of the Company; or (c) result from the use of the Company’s time, material, employees or facilities. Employee

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acknowledges and agrees that any work Employee performs for the Company during employment that constitutes copyrightable subject matter shall be considered a “work made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. Section 101). Employee hereby ratifies and otherwise transfers and assigns to the Company, and waives and agrees never to assert, any and all rights to claim authorship, rights to object to any modification or other moral rights that Employee may have in or with respect to any Intellectual Property and/or works made for hire, even after termination of Employee’s employment. Employee further agrees that if, in the course of providing services to the Company, Employee incorporates any intellectual property owned by Employee, the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide right and license to make, have made, copy, modify, use, distribute and sell such intellectual property or products incorporating such intellectual property of Employee. During and after Employee’s employment, Employee will assist and cooperate with the Company for no additional compensation, but with the Company reimbursing any of Employee’s necessary out of pocket expenses. Employee will complete and sign documents requested by the Company to acquire, transfer, maintain, perfect and enforce the Company’s rights to the Intellectual Property, including patent, copyright, trade secret and other protections for the Company’s Intellectual Property.

6. Employee Acknowledgement of Need For Protections and Restrictions Promised; Modifications of Restrictions. Employee acknowledges and understands that his/her promises in this Agreement restrict some of his/her actions during and after employment with the Company. However, Employee acknowledges and agrees that he/she has or will receive sufficient consideration from the Company under this Agreement to justify such restrictions and that such restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Employee understands and agrees that the restrictions in this Agreement shall continue beyond the termination of Employee’s employment, regardless of the reason for such termination.

7. Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Employee, and that the Company shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law, under common and statutory law, the Texas Uniform Trade Secrets Act, Louisiana Uniform Trade Secrets Act, the Defend Trade Secrets Act, under other agreements, or in equity, including, without limitation, the recovery of attorneys’ fees incurred by the Company in enforcing this Agreement or otherwise protecting its rights, as well as damages caused by Employee and his/her agents involved in such breach.

8. Notification to Subsequent Employers. Employee further acknowledges that in order to enforce his/her obligations under this Agreement, the Company may need to notify subsequent actual or potential employers of Employee’s obligations under this Agreement. Employee agrees to notify the Company of the identity of his/her employers for the Restricted Period before accepting a position with such employers, and Employee consents to the Company providing notification to these employers of Employee’s ongoing obligations to the Company under this Agreement or under other applicable law. Notices to the Company should be made in a manner that provides a receipt of delivery and addressed to: Senior Vice-President Human Resources, 10260 Westheimer Road, Suite 700, Houston, Texas 77042.

9. Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of one year, unless such tolling is disallowed under applicable law.

A-4

10. Return of Confidential Information and Company Property. All written, electronic, or other data, materials, records and other documents made by, or coming into the possession or control of, Employee which contain or disclose Confidential Information shall be and remain the property of the Company. Upon request, and in any event, without request upon termination of Employee’s employment with the Company for any reason, Employee shall promptly return, without deletion, copying or alteration, all written or electronic materials, data, information, records and any other property in Employee’s possession or control, whether located on or off Company premises, which may concern the Company, its current or potential customers, vendors or suppliers, whether or not confidential or proprietary in nature.

11. At-Will Employment. Employee acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Rather, Employee understands that he/she is an at-will employee and that either Employee or the Company may terminate this at-will employment relationship at any time for any reason or no reason.

12. No Interference with Rights. Employee acknowledges and agrees that nothing in this Agreement is intended to, nor does it, interfere with or restrain any employee’s right to share or discuss information regarding his/her wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act or other applicable laws. Further, Employee acknowledges and agrees that this Agreement is not intended to, nor does it, interfere with or restrain Employee’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower or other activity protected or required by law. Further, neither this Agreement nor any other agreement or policy of the Company shall impose civil or criminal liability under any trade secret law or otherwise prohibit Employee from the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his/her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order. Employee is not required to notify Company of these allowed reports or disclosures.

13. Governing Law/Forum/Jury Waiver. The Parties agree and acknowledge that this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles. With respect to any claim or dispute arising out of or related to this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas, unless another forum or venue is required by law. The Parties agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge.

14. No Duties to Other Employers. Employee represents that he/she is not bound by the terms of any agreement with any previous employer or other party other than the Company to: (a) refrain from using or disclosing any information that would be necessary to and/or reasonably expected to be utilized by Employee in the course of the performance of his/her duties in the employ of the Company or (b) refrain from engaging in any business activity that would otherwise preclude Employee from performance of his/her duties in the employ of the Company. Employee further represents that Employee’s performance of his/her duties does not and will not violate any agreement with any prior employer or third party. Employee agrees not to use or disclose during his/her employment with the Company any information which belongs to another entity or person.

A-5

15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company Group, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company Group by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company.

16. Representations; Modifications; Other Agreements; Severability. Employee acknowledges that he/she has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both Parties. The Defend Trade Secrets Act provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” This Agreement supplements and does not limit or restrict or alter in any way any obligations that Employee may have undertaken in other agreements with the Company Group or which apply to Employee under any applicable law, including but not limited to, the Texas Uniform Trade Secrets Act, the Louisiana Uniform Trade Secrets Act, and the Defend Trade Secrets Act. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

A-6

Executed this _________________ day of ______________________, 20___.

EMPLOYEE:

EMPLOYEE SIGNATURE

Printed Name

COMPANY:

COMPANY REPRESENTATIVE SIGNATURE

COMPANY REPRESENTATIVE TITLE

Printed Name

SIGNATURE PAGE TO

U.S. EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

EXHIBIT A

U.K. EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT2

This U.K. Employee Confidentiality and Restrictive Covenant Agreement (“Agreement”) is made and entered as of the ____ day of ___________, between ______________ (“Employee”) and Expro North Sea Ltd (the “Company”) and for the benefit of the Company, Expro Group Holdings, N.V. and their subsidiary and affiliated companies (collectively referred to as the “Company Group”). The Company and Employee may be referred to individually as “Party,” and/or collectively as the “Parties.” The Parties agree as follows:

1. Company Promise to Provide Access to Company Group Confidential Information and Goodwill. Employee recognizes that the Company Group has made significant investments of time and resources in establishing substantial relationships with the Company Group’s employees and Company Relationships (defined below) including existing and prospective customers, suppliers, contractors, sub-contractors, and other business relationships and developing the Company Group’s reputation and goodwill. Employee further recognizes that the Company Group has further invested valuable time and resources to obtain and develop and protect the Company Group’s proprietary business information, trade secrets, know-how, and other Confidential Information (defined below). The protection of Confidential Information and Company Relationships is vital to the interests of the Company Group.

1.1. In exchange for Employee’s promises made in this Agreement, the Company promises to provide to Employee, consistent with Employee’s position, access to certain information regarding the business and activities of the Company Group. Employee acknowledges that he/she will have access to Confidential Information as well as Company Relationships while employed by the Company, including without limitation, any information and goodwill obtained by Employee during the course of Employee’s employment with the Company, concerning the business or affairs of the Company Group or that of its customers, suppliers, contractors, subcontractors, agents or representatives.

1.2. “Confidential Information” includes any information about the Company Group that has not been intentionally publicly disclosed by the Company Group. Confidential Information likewise includes all information provided to the Company Group by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives which has not been intentionally publicly disclosed by these persons or entities. While Employee is obligated to comply with all non-disclosure requirements in place with the Company Group’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company Group or Employee receives from or has access to regarding these third parties, regardless of whether the Company Group is contractually obligated to a third party to keep such information confidential. Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company Group, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, technology, know-how, secret or intellectual property right by any Company Group employee, Company Group customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data relating to the Company Group, business methods, accounting and tracking methods, books, inventory

[2]	Included for U.K. recipients.

handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes.

2. Employee Promise Not to Disclose Confidential Information. Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company Group’s business, valuable, special and/or a unique asset of the Company Group which belongs to the Company Group and gives the Company Group a competitive advantage. If this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company Group and cause the loss of certain competitive advantages. Employee promises he/she has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company Group, the Confidential Information described above and obtained by Employee as part of his/her employment with the Company. Employee acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Employee’s employment with the Company. This Section does not apply to or in any way restrict or impede Employee from any communications with government or law enforcement agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

3. Non-Disparagement. Employee agrees that he/she shall not at any time make, publish, or communicate to any person or entity or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not apply to or in any way restrict or impede Employee from any communications with government or law enforcement agencies as stated below, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

4. Non-Competition/Non-Solicitation/Non-Interference. Employee acknowledges that the highly competitive nature of the Company’s business, Employee’s position with the Company, and the Confidential Information, Company Relationships, training, and goodwill provided to Employee during his/her employment with the Company, support Employee’s promises not to compete with the Company, and not to solicit or interfere with the Company’s relationships with its customers and employees as stated below in the rest of this Section 4, during his/her employment with the Company and for 12 months following his/her separation from the Company (“the Restricted Period”) regardless of the reason for the separation, within the “Restricted Area,” which is defined as the geographic area in which the Company Business (as defined below) has been carried on during Employee’s employment with the Company or, following Employee’s separation from the Company, during the 12 months preceding Employee’s separation from the Company (the “Prior Period”) and with which geographic area the Employee was involved or concerned on behalf of the Company Business or about which Employee was otherwise in possession of Confidential Information or had access to Company Relationships in each case during the Prior Period.

4.1. Non-Competition. During the Restricted Period and in the Restricted Area, Employee will not engage in or carry on, directly or indirectly, a business similar to and competitive with the business of the Company or any other member of the Company Group for which Executive performs services during the Prior Period, including any business engaged in: (i) well construction, well intervention integrity, subsea well access, well flow management and production solutions similar to those divisions of the Company Group that engage in such activities, (ii) the business conducted by any other Company Group divisions in operation during the Employment Term for which Executive has direct or indirect responsibility, and (iii) any other business involving the Company Group’s current and planned (future) business, bids, projects, contracts, and Company Relationships (the “Competing Business”). Accordingly, during the Restricted Period and in the Restricted Area, Employee will not, directly or indirectly, own, manage, operate, join, become employed or engaged by, partner in, control, participate in, be connected with, loan money or sell or lease equipment or property to, or otherwise be affiliated with any Competing Business. The foregoing notwithstanding, Employee may own less than 2% of the outstanding stock of any class for a Competing Business which sells its stock on a national securities exchange and if Employee is not involved in the management of such Competing Business.

4.2. Non-Solicitation/Non-Interference of Employees/Contractors. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not, directly or indirectly, interfere with the Company’s relationship with, solicit or hire or otherwise encourage to change or leave their employment or contractor position with the Company, any person currently employed by or engaged as a contractor to the Company in a senior, managerial, sales, research and development or technical position or who is otherwise in possession of Confidential Information or otherwise able to influence at Company Relationships, and who was employed by or engaged by the Company during Employee’s employment with the Company. This restriction shall not include any current or potential employee or contractor of the Company for whom Employee had no responsibility, no involvement, and about whom he/she had no access to Confidential Information during his/her employment with the Company. This restriction does not apply to postings and advertisements regarding job opportunities which are made available to the public and are not directed specifically toward Company employees or contractors.

4.3. Non-Solicitation/Non-Interference of Customers, Vendors, Suppliers. During the Restricted Period and in the Restricted Area, Employee further agrees that he/she will not, directly or indirectly, solicit business of a similar nature to that provided by the Company from any customer of the Company, nor encourage or otherwise cause any current or potential customer, vendor or supplier of the Company, including those for the Company’s current or planned (future) projects, bids, or contracts, to cease or materially change their current or potential business relationship with the Company or otherwise attempt to interfere with these current or potential Company Relationships. For purposes of this Section, “current and potential customer, vendor or supplier” shall mean any entity or person with whom the Company has been pursuing a business relationship during Employee’s employment with the Company, and any “potential business relationship” shall mean any relationship pursued by the Company during Employee’s employment with the Company, including any current or planned (future) bids, projects or contracts. All of these relationships in the aggregate are defined as “Company Relationships.” This restriction shall not include any Company Relationship for which Employee had no responsibility, no involvement, and about which he/she had no access to Confidential Information during the Restricted Period.

5. Intellectual Property. Employee acknowledges that because of the nature of his/her duties and the particular responsibilities arising as a result of such duties which he/she owes to the Company Group he/she has a special obligation to further the interests of the Company Group. Employee shall promptly disclose to the Company each idea, discovery, design, improvement, Invention or work which he has made or will in the future make, discover, create or conceive (alone or jointly with others) and which either: (a) relate in any manner to the activities or demonstrably anticipated activities of the Company or the Company Group; (b) result from or are made in the course of his/her employment or engagement; (c) involve the use of any equipment, supplies, facilities, Confidential Information, documents, intellectual property or time of the Company or the Company Group; or (d) are capable of use in the business of the Company or the Company Group (together, the “Company Works”). Employee acknowledges that all Intellectual Property Rights which now subsist or which may in the future subsist in any Company Works will, on creation, vest in and be the exclusive property of the Company (“Company Intellectual Property”). To the extent that any Company Intellectual Property does not automatically vest in the Company and to the fullest extent permitted by law, Employee hereby assigns the same to the Company by way of a present assignment of all future rights throughout the world with full title guarantee. Employee irrevocably waives any “moral rights” which he/she may have in any such ideas, discoveries, designs, improvements, inventions or works under the Copyright, Designs and Patents Act 1988 or, to the extent permitted by applicable law, under any similar legislation in any jurisdiction. Employee shall during his/her employment or at any time thereafter, at the Company’s request and cost, do any such thing and execute any such instrument (including any assignment or patent application) as the Company may consider necessary or desirable to vest or evidence title in any Company Intellectual Property in the Company (or its nominee) in any country of the world and to obtain, maintain, enforce and defend such rights. For the purposes of this section: “Intellectual Property Rights” means any and all patents, rights in Inventions (whether patentable or not), rights in designs, rights in databases, copyright and related rights, trade marks, service marks, get-up, trade, business or domain names, goodwill associated with the foregoing or rights to sue for passing-off or unfair competition, know-how, trade secrets, Confidential Information and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world (in each case whether registered or not, together with any applications to register or rights to apply for and be granted registration, renewals or extensions of, and rights to claim priority from, any of the foregoing); and “Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium;

6. Employee Acknowledgement of Need For Protections and Restrictions Promised; Modifications of Restrictions. Employee acknowledges and understands that his/her promises in this Agreement restrict some of his/her actions during and after employment with the Company. However, Employee acknowledges and agrees that he/she has or will receive sufficient consideration from the Company under this Agreement to justify such restrictions and that such restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Employee understands and agrees that the restrictions in this Agreement shall continue beyond the termination of Employee’s employment, regardless of the reason for such termination.

7. Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Employee, and that the Company shall be entitled to enforce this Agreement by specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available to the Company at law, under common and statutory law under other agreements, or in equity, including, without limitation, the recovery of attorneys’ fees incurred by the Company in enforcing this Agreement or otherwise protecting its rights, as well as damages caused by Employee and his/her agents involved in such breach.

8. Notification to Subsequent Employers. Employee further acknowledges that in order to enforce his/her obligations under this Agreement, the Company may need to notify subsequent actual or potential employers of Employee’s obligations under this Agreement. Employee agrees to notify the Company of the identity of his/her employers for the Restricted Period before accepting a position with such employers, and Employee consents to the Company providing notification to these employers of Employee’s ongoing obligations to the Company under this Agreement or under other applicable law. Notices to the Company should be made in a manner that provides a receipt of delivery and addressed to: Senior Vice-President Human Resources, 10260 Westheimer Road, Suite 700, Houston, Texas 77042.

9. Tolling of Restricted Period. The duration of the Restricted Period shall be tolled and suspended for any period that Employee is in violation of these covenants up to a period of one year, unless such tolling is disallowed under applicable law.

10. Return of Confidential Information and Company Property. All written, electronic, or other data, materials, records and other documents made by, or coming into the possession or control of, Employee which contain or disclose Confidential Information shall be and remain the property of the Company. Upon request, and in any event, without request upon termination of Employee’s employment with the Company for any reason, Employee shall promptly return, without deletion, copying or alteration, all written or electronic materials, data, information, records and any other property in Employee’s possession or control, whether located on or off Company premises, which may concern the Company, its current or potential customers, vendors or suppliers, whether or not confidential or proprietary in nature.

11. No Interference with Rights. Employee acknowledges and agrees that nothing in this Agreement is intended to, nor does it, interfere with or restrain any employee’s right to share or discuss information regarding his/her wages, hours, or other terms and conditions of employment in the exercise of any rights provided by applicable laws. Further, Employee acknowledges and agrees that this Agreement is not intended to, nor does it, interfere with or restrain Employee’s right to report unlawful actions to the Securities and Exchange Commission or any other law enforcement or administrative agency, or to participate in any such agency’s investigation, or to engage in any whistleblower or other activity protected or required by law. Further, neither this Agreement nor any other agreement or policy of the Company shall impose civil or criminal liability under any trade secret law or otherwise prohibit Employee from the following disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his/her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order. Employee is not required to notify Company of these allowed reports or disclosures.

12. Governing Law/Forum. This Agreement (and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law. Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceeding, and/or to settle any disputes or claims (including non-contractual disputes or claims) which may arise out of or in connection with this Agreement or its subject matter or formation and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England..

13. No Duties to Other Employers. Employee represents that he/she is not bound by the terms of any agreement with any previous employer or other party other than the Company to: (a) refrain from using or disclosing any information that would be necessary to and/or reasonably expected to be utilized by Employee in the course of the performance of his/her duties in the employ of the Company or (b) refrain from engaging in any business activity that would otherwise preclude Employee from performance of his/her duties in the employ of the Company. Employee further represents that Employee’s performance of his/her duties does not and will not violate any agreement with any prior employer or third party. Employee agrees not to use or disclose during his/her employment with the Company any information which belongs to another entity or person.

14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company Group, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company Group by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company.

15. Representations; Modifications; Other Agreements; Severability. Employee acknowledges that he/she has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both Parties. The Defend Trade Secrets Act provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” This Agreement supplements and does not limit or restrict or alter in any way any obligations that Employee may have undertaken in other agreements with the Company Group or which apply to Employee under any applicable law. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

EXECUTED and DELIVERED as

a DEED by [NAME OF EMPLOYEE]	)

in the presence of:	)

Signature

Name of witness, please print	)

Address	)

Occupation	)

Date	)

SIGNED by [INSERT NAME]	)

a director duly authorised for an on behalf

of EXPRO NORTH SEA LTD

in the presence of:	)

Signature

Name of witness, please print	)

Address	)

Occupation	)

Date	)

SIGNATURE PAGE TO

U.K. EMPLOYEE CONFIDENTIALITY AND RESTRICTIVE COVENANT AGREEMENT

EXHIBIT B

SPECIAL PROVISIONS FOR

U.K. EMPLOYEES

TERMS AND CONDITIONS

This Exhibit B, which is part of the Expro Group Holdings N.V. Inducement Award Employee Restricted Stock Unit (RSU) Agreement (the “Agreement”), contains additional or different terms and conditions that govern the Restricted Stock Unit award. Capitalized terms used in this Exhibit B that are not defined in the body of this Exhibit B shall have the same meanings given to them in the Agreement and/or the Plan, as applicable.

If the Employee is a citizen or resident of a country other than the one in which he or she is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to the Employee under these circumstances.

NOTIFICATIONS

This Exhibit B also includes notifications regarding exchange control and certain other issues of which the Employee should be aware with respect to his or her receipt of the Restricted Stock Units. The Company strongly recommends that the Employee not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Restricted Stock Units vest, when shares of Common Stock are issued to the Employee and/or the Employee sells any shares of Common Stock issued pursuant to the Restricted Stock Units.

In addition, the information contained in this Exhibit B is general in nature and may not apply to the Employee’s particular situation. As a result, the Company cannot assure the Employee of any particular result. The Employee is therefore advised to seek appropriate professional advice as to how the relevant laws in the Employee’s country may apply to his or her situation.

Finally, if the Employee is a citizen or resident of a country other than the one in which he or she is currently working, is considered a resident of another country for local law purposes, or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not apply to the Employee in the same manner.

TERMS AND CONDITIONS

1. Payments. The following provision supplements Section 3(d) of the Agreement:

Notwithstanding any discretion contained in Section 6(e) of the Plan, in no event shall Restricted Stock Units be satisfied by the delivery of cash or a combination of cash and Stock.

2. Responsibility for Taxes. The following provision replaces Section 4 of the Agreement:

(a) Payment of Tax Liabilities. Employee irrevocably agrees to:

(i) pay to the Company, or Employee’s employer or former employer (as appropriate) the amount of any Tax Liability; or

(ii) enter into arrangements to the satisfaction of the Company, or Employee’s employer or former employer (as appropriate) for payment of any Tax Liability.

(b) Tax elections. Employee irrevocably agrees that:

(i) Employee will reimburse the Company, or Employee’s employer or former employer (as appropriate) for any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contributions in any jurisdiction) which:

(A)	the Company or any employer (or former employer) of Employee is liable to pay as a result of any Taxable Event; and

(B)	may be lawfully recovered by the Company or any employer (or former employer) Employee; and

(ii) if required and at the request of the Company, or Employee’s employer or former employer, Employee shall:

(A)

join that person in making a valid election to transfer to Employee the whole or any part of the liability for secondary class 1 (employer) national insurance contributions (or any similar liability for social security contributions in any jurisdiction); and

(B)	enter into a joint election in respect of the Common Stock under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom

(c) Satisfactory Tax Arrangements. The Company shall not deliver Common Stock in respect of the vesting of any Award unless and until Employee has made arrangements satisfactory to the Company to satisfy his or her obligations under this Section 4. Unless Employee pays the Tax Liability to the Company (or any employer or former employer of Employee) by cash or check in connection with the vesting of the Award, withholding may be effected, at the Company’s discretion, by withholding Common Stock issuable in connection with the vesting of the Award (provided that the Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). Employee acknowledges that the Company (or any employer or former employer of Employee) shall have the right to deduct an amount equal to any Tax Liability required to be withheld by law in connection with any Taxable Event from any amounts payable by it to Employee (including, without limitation, future cash wages).

(d) As used herein, “Taxable Event” means any transaction by which a Tax Liability may arise pursuant to or in connection with this Agreement including, without limitation, any of the following: (i) the vesting of the Award; (ii) any other taxable event relating to the Award; (iii) the sale of (A) Common Stock acquired following vesting of the Award or (B) any other securities acquired as a result of holding Common Stock acquired following vesting of the Award; or (iv) any other taxable event relating to (A) Common Stock acquired following vesting of the Award or (B) any other securities acquired as a result of holding Common Stock acquired following vesting of the Award.

(e) As used herein, “Tax Liability” shall mean the total of (i) any PAYE income tax and primary class 1 (employee) national insurance contributions (or any similar liability to withhold amounts in respect of income tax or social security contributions in any jurisdiction) for which the Company or any employer (or former employer) of Employee is liable to account as a result of any Taxable Event; and (ii) if such amounts may be lawfully recovered from Employee, any secondary class 1 (employer) national insurance contributions (or any similar liability for social security contributions in any jurisdiction) that the Company or any employer (or former employer) of Employee is liable to pay as a result of any Taxable Event.

3. Nature of Grant. The following provision replaces Section 7 of the Agreement:

In accepting the Restricted Stock Unit award, the Employee acknowledges, understands and agrees that:

(a) all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;

(b) the Restricted Stock Unit award shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Subsidiary or affiliate of the Company, as applicable, to terminate the Employee’s employment or service relationship (if any);

(c) the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Employee’s employment or service contract, if any;

(d) the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(g) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of employment or service with the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any) and in consideration of the grant of the Restricted Stock Units, to which the Employee is not otherwise entitled, the Employee irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries and affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its subsidiaries and affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by accepting the Award, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(h) for purposes of the Restricted Stock Units, the Employee’s employment or service relationship will be considered terminated as of the date he or she is no longer actively providing services to the Company or one of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any) and unless otherwise expressly provided in this Agreement, his or her right to vest in the Restricted Stock Units, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Employee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Employee is employed or the terms of the Employee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Employee is no longer actively providing services for purposes of the Employee’s Restricted Stock Unit award (including whether the Employee may still be considered to be providing services while on a leave of absence);

(i) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

(j) neither the Company, the Employer nor any Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Employee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement.

4. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Award before taking any action related to the Award.

5. Data Privacy.

The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Restricted Stock Unit materials (“Data”) by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that the Company and the Employer may hold certain personal information about the Employee, including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Employee understands that Data will be transferred to the stock plan service provider as may be selected by the Company (the “Stock Plan Service Provider”), which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country

(e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The Employee understand that the Employee may request a list with the names and addresses of any potential recipients of Data by contacting the Employee’s local human resources representative. The Employee authorizes the Company, Stock Plan Service Provider and any other third parties which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee’s consent, the Employee’s employment status and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant the Restricted Stock Units or other equity awards to the employee or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local human resources representative.

6. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

7. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8. Choice of Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

9. Severability. The provisions of the Agreement (which includes this Exhibit B) are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10. Waiver. The Employee acknowledges that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement or of any subsequent breach by the Employee or any other participant in the Plan.

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